Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2023 Fourth Quarter Results

BATON ROUGE, LA / ACCESSWIRE / January 25, 2024 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended December 31, 2023. Investar reported net income of $3.5 million, or $0.36 per diluted common share, for the fourth quarter of 2023, compared to net income of $2.8 million, or $0.28 per diluted common share, for the quarter ended September 30, 2023, and net income of $8.9 million, or $0.88 per diluted common share, for the quarter ended December 31, 2022.

On a non-GAAP basis, core earnings per diluted common share for the fourth quarter of 2023 were $0.39 compared to $0.33 for the third quarter of 2023 and $0.62 for the fourth quarter of 2022. Core earnings exclude certain non-operating items including, but not limited to, loss on call or sale of investment securities, net, loss on sale or disposition of fixed assets, net, income from insurance proceeds, severance, the Employee Retention Credit (“ERC”), and loan purchase expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“During the fourth quarter, we made significant progress on our strategy of consistent, quality earnings through the optimization of our balance sheet.

We continued to originate high quality loans and allow higher risk credit relationships to run off. As a result, nonperforming loans improved to 0.26% of total loans. Additionally, we completed the purchase of the approximately $127 million second tranche of the previously announced acquisition of revolving lines of credit. The transaction improved the composition of the loan portfolio to 27% floating rate while raising the yield. Additionally, due to our diligent workout process, we reached final resolution on a nonperforming oil and gas relationship and recognized an interest recovery of $1.1 million in the fourth quarter, which was highly accretive to our core performance metrics.

We generated record high total revenues in the fourth quarter while continuing to closely monitor and control noninterest expense. Stockholders’ equity increased by $18.1 million, or 8.6%, compared September 30, 2023 due to net income for the quarter and an improvement of $15.3 million in accumulated other comprehensive loss. Our digital transformation and optimization of our physical branch and ATM footprint progressed as we consolidated another branch in our Alabama market in January. We are actively evaluating potential opportunities to further optimize our asset mix to improve shareholder returns.

We anticipate a more favorable rate environment in 2024. Our liability sensitive balance sheet is well-positioned if interest rates do come down to benefit from the repricing of deposits and short-term borrowings. During the fourth quarter, we refinanced all of our borrowings under the Bank Term Funding Program at a lower rate.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 31,766 shares of our common stock during the fourth quarter at an average price of $10.43 per share and 222,448 shares during 2023 at an average price of $13.47.”

Fourth Quarter Highlights

•	Credit quality continues to strengthen with nonperforming loans improving to 0.26% of total loans at December 31, 2023 compared to 0.27% at September 30, 2023.

•	Variable-rate loans as a percentage of total loans was 27% at December 31, 2023 compared to 22% at September 30, 2023.

•	Total revenues, or interest and noninterest income, for the quarter ended December 31, 2023 totaled $38.4 million, an increase of $3.6 million, or 10.4%, compared to the quarter ended September 30, 2023.

•	Noninterest expense decreased $0.4 million to $15.4 million for the quarter ended December 31, 2023 compared to $15.8 million for the quarter ended September 30, 2023. Core noninterest expense decreased $0.2 million to $15.4 million for the quarter ended December 31, 2023 compared to $15.6 million for the quarter ended September 30, 2023.

•

Book value per common share increased to $23.26 at December 31, 2023, or 9.0%, compared to $21.34 at September 30, 2023. Tangible book value per common share increased to $18.92 at December 31, 2023, or 11.3%, compared to $17.00 at September 30, 2023.

•	Accumulated other comprehensive loss improved $15.3 million, or 25.3%, to $45.1 million at December 31, 2023 compared to $60.5 million at September 30, 2023 due to an increase in the fair value of the Bank's available for sale securities portfolio.

•	Investar recognized interest recoveries of approximately $1.1 million during the quarter ended December 31, 2023, substantially all of which are attributable to one commercial and industrial oil and gas loan relationship.

•	During the fourth quarter, Investar refinanced all of its borrowings under the Federal Reserve’s Bank Term Funding Program (“BTFP”). The weighted average rate was 4.83% at December 31, 2023 compared to 5.11% at September 30, 2023.

•	Total deposits increased $46.3 million, or 2.1%, to $2.26 billion at December 31, 2023 compared to $2.21 billion at September 30, 2023.

•
Investar repurchased 31,766 shares of its common stock through its stock repurchase program at an average price of $10.43 during the quarter ended December 31, 2023, leaving 514,266 shares authorized for repurchase under the program at December 31, 2023. Investar repurchased 222,448 shares of its common stock at an average price of $13.47 during the year ended December 31, 2023.

Loans

Total loans were $2.21 billion at December 31, 2023, an increase of $107.6 million, or 5.1%, compared to September 30, 2023, and an increase of $105.9 million, or 5.0%, compared to December 31, 2022. Excluding the tranche of revolving lines of credit purchased in the fourth quarter of 2023, total loans decreased $19.4 million, or 0.9%, to $2.08 billion at December 31, 2023, compared to $2.10 billion at September 30, 2023 consistent with our strategy to optimize the balance sheet.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	12/31/2023	9/30/2023	12/31/2022	$	%	$	%	12/31/2023	12/31/2022
Mortgage loans on real estate
Construction and development	$190,371	$211,390	$201,633	$(21,019)	(9.9)%	$(11,262)	(5.6)%	8.6%	9.6%
1-4 Family	413,786	415,162	401,377	(1,376)	(0.3)	12,409	3.1	18.7	19.1
Multifamily	105,946	102,974	81,812	2,972	2.9	24,134	29.5	4.8	3.9
Farmland	7,651	8,259	12,877	(608)	(7.4)	(5,226)	(40.6)	0.4	0.6
Commercial real estate
Owner-occupied	449,610	440,208	445,148	9,402	2.1	4,462	1.0	20.3	21.1
Nonowner-occupied	488,098	501,649	513,095	(13,551)	(2.7)	(24,997)	(4.9)	22.1	24.4
Commercial and industrial	543,421	411,290	435,093	132,131	32.1	108,328	24.9	24.6	20.7
Consumer	11,736	12,090	13,732	(354)	(2.9)	(1,996)	(14.5)	0.5	0.6
Total loans	$2,210,619	$2,103,022	$2,104,767	$107,597	5.1%	$105,852	5.0%	100%	100%

At December 31, 2023, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $993.0 million, an increase of $141.5 million, or 16.6%, compared to the business lending portfolio of $851.5 million at September 30, 2023, and an increase of $112.8 million, or 12.8%, compared to the business lending portfolio of $880.2 million at December 31, 2022. The increase in the business lending portfolio compared to September 30, 2023 is primarily driven by the purchase of commercial and industrial revolving lines of credit and loan growth in owner-occupied commercial real estate as we remain focused on relationship banking and our strategy to optimize the mix of the portfolio. The increase in the business lending portfolio compared to December 31, 2022 is primarily driven by the purchase of commercial and industrial revolving lines of credit, partially offset by lower loan demand due to higher rates.

Nonowner-occupied loans totaled $488.1 million at December 31, 2023, a decrease of $13.6 million, or 2.7%, compared to $501.6 million at September 30, 2023, and a decrease of $25.0 million, or 4.9%, compared to $513.1 million at December 31, 2022. The decrease in nonowner-occupied loans compared to September 30, 2023 and December 31, 2022 is due to loan amortization and aligns with our strategy to optimize the mix of the portfolio.

Credit Quality

Nonperforming loans were $5.8 million, or 0.26% of total loans, at December 31, 2023, an increase of $0.2 million compared to $5.6 million, or 0.27% of total loans, at September 30, 2023, and a decrease of $5.5 million compared to $11.3 million, or 0.54% of total loans, at December 31, 2022. The increase in nonperforming loans compared to September 30, 2023 is mainly attributable to one 1-4 family loan relationship totaling $1.4 million and one construction and development relationship totaling $0.6 million, partially offset by paydowns on one commercial and industrial oil and gas loan relationship during the quarter ended December 31, 2023.

On January 1, 2023, Investar adopted FASB ASC Topic 326 “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments” Update No. 2016-13. The ASU, referred to as the Current Expected Credit Loss (“CECL”) standard, requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Upon adoption, Investar recorded a one-time, cumulative effect adjustment to increase the allowance for credit losses by $5.9 million and reduce retained earnings, net of tax, by $4.3 million.

The allowance for credit losses was $30.5 million, or 529.3% and 1.38% of nonperforming and total loans, respectively, at December 31, 2023, compared to $29.8 million, or 534.1% and 1.42% of nonperforming and total loans, respectively, at September 30, 2023, and $24.4 million, or 214.9% and 1.16% of nonperforming and total loans, respectively, at December 31, 2022.

The provision for credit losses was $0.5 million for the quarter ended December 31, 2023 compared to a negative provision for credit losses of $34,000 and a provision for credit losses of $1.3 million for the quarters ended September 30, 2023 and December 31, 2022, respectively. The provision for credit losses in the quarter ended December 31, 2023 is primarily attributable to loan growth resulting from the purchase of commercial and industrial revolving lines of credit, partially offset by an improvement in the economic forecast. The negative provision for credit losses in the quarter ended September 30, 2023 was primarily due to net recoveries. The provision for credit losses for the quarter ended December 31, 2022 was due to organic loan growth.

Deposits

Total deposits at December 31, 2023 were $2.26 billion, an increase of $46.3 million, or 2.1%, compared to $2.21 billion at September 30, 2023, and an increase of $173.4 million, or 8.3%, compared to $2.08 billion at December 31, 2022.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	12/31/2023	9/30/2023	12/31/2022	$	%	$	%	12/31/2023	12/31/2022
Noninterest-bearing demand deposits	$448,752	$459,519	$580,741	$(10,767)	(2.3)%	$(131,989)	(22.7)%	19.9%	27.9%
Interest-bearing demand deposits	489,604	482,706	565,598	6,898	1.4	(75,994)	(13.4)	21.7	27.1
Money market deposit accounts	179,366	186,478	208,596	(7,112)	(3.8)	(29,230)	(14.0)	8.0	10.0
Savings accounts	137,606	131,743	155,176	5,863	4.5	(17,570)	(11.3)	6.1	7.5
Brokered time deposits	269,102	197,747	9,990	71,355	36.1	259,112	2,593.7	11.9	0.5
Time deposits	731,297	751,240	562,264	(19,943)	(2.7)	169,033	30.1	32.4	27.0
Total deposits	$2,255,727	$2,209,433	$2,082,365	$46,294	2.1%	$173,362	8.3%	100%	100%

The decrease in noninterest-bearing demand deposits and money market deposit accounts at December 31, 2023 compared to September 30, 2023 is primarily due to customers drawing down on their existing deposit accounts. The increase in interest-bearing demand deposits and savings accounts at December 31, 2023 compared to September 30, 2023 is primarily due to organic growth resulting from a deposit campaign. The decrease in time deposits at December 31, 2023 compared to September 30, 2023 is primarily due to a reduced emphasis on time deposits. Time deposits and brokered time deposits increased, and other deposit categories decreased at December 31, 2023 compared to December 31, 2022 primarily due to shifts into interest-bearing deposit products as a result of rising interest rates. Brokered time deposits increased to $269.1 million at December 31, 2023 from $197.7 million and $10.0 million at September 30, 2023 and December 31, 2022, respectively. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. We utilized shorter term brokered time deposits, which were laddered to provide flexibility, to fund a portion of the purchase of commercial and industrial revolving lines of credit. At December 31, 2023, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted average duration is approximately 12 months with a weighted average rate of 5.18%.

Stockholders’ Equity

Stockholders’ equity was $226.8 million at December 31, 2023, an increase of $18.1 million, or 8.6%, compared to September 30, 2023, and an increase of $11.0 million, or 5.1%, compared to December 31, 2022. The increase in stockholders’ equity compared to September 30, 2023 is primarily attributable to the net income for the quarter and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio. The increase in stockholders’ equity compared to December 31, 2022 is primarily attributable to net income for the last 12 months and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio, partially offset by the cumulative effect adjustment as a result of the adoption of the CECL standard, reflected in retained earnings.

Net Interest Income

Net interest income for the fourth quarter of 2023 totaled $18.5 million, an increase of $1.0 million, or 5.9%, compared to the third quarter of 2023, and a decrease of $4.0 million, or 17.9%, compared to the fourth quarter of 2022. Included in net interest income for the quarters ended December 31, 2023, September 30, 2023 and December 31, 2022 is $25,000, $36,000, and $66,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended December 31, 2023 and September 30, 2023 are interest recoveries of $1.1 million and $0.1 million, respectively. There were no interest recoveries for the quarter ended December 31, 2022.

Investar’s net interest margin was 2.72% for the quarter ended December 31, 2023, compared to 2.66% for the quarter ended September 30, 2023 and 3.50% for the quarter ended December 31, 2022. The increase in net interest margin for the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023 was driven by a 35 basis point increase in the yield on interest-earning assets, partially offset by a 33 basis point increase in the overall cost of funds. The decrease in net interest margin for the quarter ended December 31, 2023 compared to the quarter ended December 31, 2022 was driven by a 195 basis point increase in the overall cost of funds, partially offset by an 83 basis point increase in the yield on interest-earning assets.

The yield on interest-earning assets was 5.40% for the quarter ended December 31, 2023, compared to 5.05% for the quarter ended September 30, 2023 and 4.57% for the quarter ended December 31, 2022. The increase in the yield on interest-earning assets compared to the quarter ended September 30, 2023 was driven by a 40 basis point increase in the yield on our loan portfolio. The increase in the yield on interest-earning assets compared to the quarter ended December 31, 2022 was driven by an 86 basis point increase in the yield on our loan portfolio and a 22 basis point increase in the yield on the taxable securities portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, discussed above, adjusted net interest margin decreased to 2.56% for the quarter ended December 31, 2023, compared to 2.64% for the quarter ended September 30, 2023 and 3.49% for the quarter ended December 31, 2022. The adjusted yield on interest-earning assets was 5.23% for the quarter ended December 31, 2023 compared to 5.03% and 4.56% for the quarters ended September 30, 2023 and December 31, 2022, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits increased 44 basis points to 3.17% for the quarter ended December 31, 2023 compared to 2.73% for the quarter ended September 30, 2023 and increased 235 basis points compared to 0.82% for the quarter ended December 31, 2022. The increase in the cost of deposits compared to the quarter ended September 30, 2023 resulted from both a higher average balance and an increase in rates paid on brokered time deposits, an increase in rates paid on time deposits, and an increase in rates paid on interest-bearing demand deposits and savings deposits. The increase in the cost of deposits compared to the quarter ended December 31, 2022 resulted from both a higher average balance and an increase in rates paid on time deposits and brokered time deposits and an increase in rates paid on interest-bearing demand deposits and savings deposits, partially offset by a lower average balance of interest-bearing demand deposits and savings deposits.

The cost of short-term borrowings decreased 13 basis points to 4.84% for the quarter ended December 31, 2023 compared to 4.97% for the quarter ended September 30, 2023 and increased 95 basis points compared to 3.89% for the quarter ended December 31, 2022. Beginning in the second quarter of 2023, the Bank began utilizing the BTFP to secure fixed rate funding for up to a one-year term and reduce short-term Federal Home Loan Bank (“FHLB”) advances, which are priced daily. The Bank utilized this source of funding due to its lower rate as compared to FHLB advances, the ability to prepay the obligations without penalty, and as a means to lock in funding. The decrease in the cost of short-term borrowings compared to the quarter ended September 30, 2023 resulted primarily from both a lower average balance and a decrease in the cost of short-term borrowings under the BTFP and the increased utilization of short-term repurchase agreements. The increase in the cost of short-term borrowings compared to the quarter ended December 31, 2022 resulted from an increase in the Federal Reserve’s federal funds rate, which drives the costs of short-term borrowings under the BTFP and short-term advances from the FHLB.

The overall costs of funds for the quarter ended December 31, 2023 increased 33 basis points to 3.40% compared to 3.07% for the quarter ended September 30, 2023 and increased 195 basis points compared to 1.45% for the quarter ended December 31, 2022. The increase in the cost of funds for the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023 resulted from both a higher average balance and an increase in the cost of deposits, partially offset by both a lower average balance and a decrease in the cost of short-term borrowings. The increase in the cost of funds for the quarter ended December 31, 2023 compared to the quarter ended December 31, 2022 resulted from both a higher average balance and an increase in the cost of deposits and an increase in the cost of short-term borrowings, partially offset by a lower average balance of short-term borrowings.

Noninterest Income

Noninterest income for the fourth quarter of 2023 totaled $1.8 million, an increase of $0.1 million, or 7.2%, compared to the third quarter of 2023 and a decrease of $1.7 million, or 49.0%, compared to the fourth quarter of 2022.

The increase in noninterest income compared to the quarter ended September 30, 2023 is driven by a $0.3 million decrease in loss on sale or disposition of fixed assets and a $0.1 million increase in other operating income, partially offset by a $0.3 million loss on call or sale of investment securities recorded in the fourth quarter of 2023. The increase in other operating income was primarily attributable to a $0.1 million increase in the change in the net asset value of other investments.

The decrease in noninterest income compared to the quarter ended December 31, 2022 is primarily due to the $1.4 million in nontaxable income from insurance proceeds recorded in the fourth quarter of 2022 related to an insurance policy for the former chief financial officer of the Company and the Bank and a $0.3 million loss on call or sale of investment securities recorded in the fourth quarter of 2023.

Noninterest Expense

Noninterest expense for the fourth quarter of 2023 totaled $15.4 million, a decrease of $0.3 million, or 2.1%, compared to the third quarter of 2023, and an increase of $1.5 million, or 11.0%, compared to the fourth quarter of 2022.

The decrease in noninterest expense for the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023 was driven by a $0.5 million decrease in salaries and employee benefits, partially offset by a $0.1 million increase in occupancy expense and a $0.1 million increase in other operating expenses. The decrease in salaries and employee benefits was primarily due to decreases in incentive-based compensation, severance, and health insurance claims. The increase in occupancy expense is primarily due to higher maintenance costs. Other operating expenses include, among other things, software expense, other real estate expense, Federal Deposit Insurance Corporation assessments, bank security, and bank shares tax.

The increase in noninterest expense for the quarter ended December 31, 2023 compared to the quarter ended December 31, 2022 was driven by a $1.5 million increase in salaries and employee benefits and a $0.3 million increase in other operating expenses, partially offset by a $0.2 million decrease in depreciation and amortization. The increase in salaries and employee benefits was primarily due to an employee retention credit, net of consulting fees, of $2.3 million recorded in the fourth quarter of 2022, partially offset by $0.6 million in severance recorded in the fourth quarter of 2022 pursuant to a separation agreement with the former chief financial officer of the Company and the Bank and a $0.3 million decrease in incentive-based compensation. The increase in other operating expenses is primarily due to an increase in bank shares tax, partially offset by a decrease in collection and repossession expenses, the majority of which were related to one loan relationship impaired as a result of Hurricane Ida.

Taxes

Investar recorded income tax expense of $0.8 million for the quarter ended December 31, 2023, which equates to an effective tax rate of 18.1%, an increase from the effective tax rates of 17.4% and 17.5% for the quarters ended September 30, 2023 and December 31, 2022, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.36 for the quarter ended December 31, 2023, compared to basic and diluted earnings per common share of $0.28 for the quarter ended September 30, 2023, and basic and diluted earnings per common share of $0.90 and $0.88, respectively, for the quarter ended December 31, 2022.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 28 branch locations serving Louisiana, Texas, and Alabama. At December 31, 2023, the Bank had 326 full-time equivalent employees and total assets of $2.8 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to successfully execute our near-term strategy to pivot from primarily a growth strategy to a strategy primarily focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our adoption on January 1, 2023 of ASU 2016-13, and inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may be caused by, among other things, disruptions in the banking industry similar to those that occurred in early 2023 that caused bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from wars in Ukraine and Israel and surrounding areas;

•	the emergence or worsening of widespread public health challenges or pandemics including COVID-19;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Part II Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) and in Part II Item 1A. “Risk Factors” in Investar’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023 filed with the SEC.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2023	9/30/2023	12/31/2022	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$36,668	$33,160	$29,372	10.6%	24.8%
Total interest expense	18,177	15,691	6,853	15.8	165.2
Net interest income	18,491	17,469	22,519	5.9	(17.9)
Provision for credit losses	486	(34)	1,268	1,529.4	(61.7)
Total noninterest income	1,755	1,637	3,441	7.2	(49.0)
Total noninterest expense	15,440	15,774	13,913	(2.1)	11.0
Income before income tax expense	4,320	3,366	10,779	28.3	(59.9)
Income tax expense	782	585	1,881	33.7	(58.4)
Net income	$3,538	$2,781	$8,898	27.2	(60.2)

AVERAGE BALANCE SHEET DATA
Total assets	$2,817,388	$2,736,358	$2,677,604	3.0%	5.2%
Total interest-earning assets	2,694,474	2,603,837	2,552,448	3.5	5.6
Total loans	2,214,916	2,072,617	2,033,117	6.9	8.9
Total interest-bearing deposits	1,824,318	1,707,848	1,482,268	6.8	23.1
Total interest-bearing liabilities	2,119,724	2,026,587	1,872,870	4.6	13.2
Total deposits	2,279,211	2,170,373	2,072,288	5.0	10.0
Total stockholders’ equity	212,454	220,393	211,585	(3.6)	0.4

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.36	$0.28	$0.90	28.6%	(60.0)%
Diluted earnings per common share	0.36	0.28	0.88	28.6	(59.1)
Core earnings(1):
Core basic earnings per common share(1)	0.39	0.33	0.63	18.2	(38.1)
Core diluted earnings per common share(1)	0.39	0.33	0.62	18.2	(37.1)
Book value per common share	23.26	21.34	21.79	9.0	6.7
Tangible book value per common share(1)	18.92	17.00	17.43	11.3	8.5
Common shares outstanding	9,748,067	9,779,688	9,901,847	(0.3)	(1.6)
Weighted average common shares outstanding - basic	9,754,617	9,814,727	9,899,192	(0.6)	(1.5)
Weighted average common shares outstanding - diluted	9,763,296	9,817,607	10,032,446	(0.6)	(2.7)

PERFORMANCE RATIOS
Return on average assets	0.50%	0.40%	1.32%	25.0%	(62.1)%
Core return on average assets(1)	0.54	0.47	0.92	14.9	(41.3)
Return on average equity	6.61	5.01	16.69	31.9	(60.4)
Core return on average equity(1)	7.16	5.87	11.66	22.0	(38.6)
Net interest margin	2.72	2.66	3.50	2.3	(22.3)
Net interest income to average assets	2.60	2.53	3.34	2.8	(22.2)
Noninterest expense to average assets	2.17	2.29	2.06	(5.2)	5.3
Efficiency ratio(2)	76.26	82.56	53.59	(7.6)	42.3
Core efficiency ratio(1)	74.85	79.98	63.35	(6.4)	18.1
Dividend payout ratio	27.78	35.71	10.56	(22.2)	163.1
Net charge-offs to average loans	—	(0.01)	—	100.0	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	12/31/2023	9/30/2023	12/31/2022	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.36%	0.36%	0.44%	—%	(18.2)%
Nonperforming loans to total loans	0.26	0.27	0.54	(3.7)	(51.9)
Allowance for credit losses to total loans	1.38	1.42	1.16	(2.8)	19.0
Allowance for credit losses to nonperforming loans	529.32	534.08	214.92	(0.9)	146.3

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	8.06%	7.48%	7.84%	7.8%	2.8%
Tangible equity to tangible assets(1)	6.65	6.05	6.37	9.9	4.4
Tier 1 leverage capital	8.35	8.53	8.53	(2.1)	(2.1)
Common equity tier 1 capital(2)	9.51	9.40	9.79	1.2	(2.9)
Tier 1 capital(2)	9.90	9.79	10.21	1.1	(3.0)
Total capital(2)	12.99	12.87	13.25	0.9	(2.0)
Investar Bank:
Tier 1 leverage capital	9.81	10.05	9.89	(2.4)	(0.8)
Common equity tier 1 capital(2)	11.64	11.53	11.83	1.0	(1.6)
Tier 1 capital(2)	11.64	11.53	11.83	1.0	(1.6)
Total capital(2)	12.89	12.78	12.92	0.9	(0.2)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for December 31, 2023.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2023	September 30, 2023	December 31, 2022
ASSETS
Cash and due from banks	$28,285	$27,084	$30,056
Interest-bearing balances due from other banks	3,724	36,584	10,010
Federal funds sold	—	—	193
Cash and cash equivalents	32,009	63,668	40,259

Available for sale securities at fair value (amortized cost of $419,283, $481,296, and $467,316, respectively)	361,918	404,485	405,167
Held to maturity securities at amortized cost (estimated fair value of $20,513, $19,815, and $7,922, respectively)	20,472	20,044	8,305
Loans	2,210,619	2,103,022	2,104,767
Less: allowance for credit losses	(30,540)	(29,778)	(24,364)
Loans, net	2,180,079	2,073,244	2,080,403
Equity securities	14,597	13,334	27,254
Bank premises and equipment, net of accumulated depreciation of $19,476, $21,646, and $22,025, respectively	44,183	44,764	49,587
Other real estate owned, net	4,438	4,438	682
Accrued interest receivable	14,366	13,633	12,749
Deferred tax asset	16,910	20,989	16,438
Goodwill and other intangible assets, net	42,320	42,496	43,147
Bank-owned life insurance	58,797	58,425	57,379
Other assets	25,066	30,013	12,437
Total assets	$2,815,155	$2,789,533	$2,753,807

LIABILITIES
Deposits
Noninterest-bearing	$448,752	$459,519	$580,741
Interest-bearing	1,806,975	1,749,914	1,501,624
Total deposits	2,255,727	2,209,433	2,082,365
Advances from Federal Home Loan Bank	23,500	23,500	387,000
Borrowings under Bank Term Funding Program	212,500	235,800	—
Repurchase agreements	8,633	13,930	—
Subordinated debt, net of unamortized issuance costs	44,320	44,296	44,225
Junior subordinated debt	8,630	8,602	8,515
Accrued taxes and other liabilities	35,077	45,255	15,920
Total liabilities	2,588,387	2,580,816	2,538,025

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,748,067, 9,779,688, and 9,901,847 shares issued and outstanding, respectively	9,748	9,780	9,902
Surplus	145,456	145,241	146,587
Retained earnings	116,711	114,148	108,206
Accumulated other comprehensive loss	(45,147)	(60,452)	(48,913)
Total stockholders’ equity	226,768	208,717	215,782
Total liabilities and stockholders’ equity	$2,815,155	$2,789,533	$2,753,807

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the twelve months ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
INTEREST INCOME
Interest and fees on loans	$33,128	$28,892	$25,958	$117,892	$93,373
Interest on investment securities
Taxable	2,970	3,055	2,978	12,372	9,796
Tax-exempt	253	216	108	693	482
Other interest income	317	997	328	2,244	918
Total interest income	36,668	33,160	29,372	133,201	104,569

INTEREST EXPENSE
Interest on deposits	14,584	11,733	3,052	42,072	6,250
Interest on borrowings	3,593	3,958	3,801	16,609	8,534
Total interest expense	18,177	15,691	6,853	58,681	14,784
Net interest income	18,491	17,469	22,519	74,520	89,785

Provision for credit losses	486	(34)	1,268	(2,000)	2,922
Net interest income after provision for credit losses	18,005	17,503	21,251	76,520	86,863

NONINTEREST INCOME
Service charges on deposit accounts	798	806	799	3,090	3,090
(Loss) gain on call or sale of investment securities, net	(322)	—	—	(323)	6
Loss on sale or disposition of fixed assets, net	(39)	(367)	(67)	(1,323)	(258)
Gain (loss) on sale of other real estate owned, net	—	23	2	(114)	9
Swap termination fee income	—	—	—	—	8,077
Gain on sale of loans	—	—	—	75	37
Servicing fees and fee income on serviced loans	2	2	13	14	74
Interchange fees	417	399	492	1,697	2,036
Income from bank owned life insurance	371	357	346	1,417	1,305
Change in the fair value of equity securities	24	22	12	(65)	(90)
Income from insurance proceeds	—	—	1,384	—	1,384
Other operating income	504	395	460	2,070	2,680
Total noninterest income	1,755	1,637	3,441	6,538	18,350
Income before noninterest expense	19,760	19,140	24,692	83,058	105,213

NONINTEREST EXPENSE
Depreciation and amortization	909	900	1,071	3,780	4,435
Salaries and employee benefits	9,003	9,463	7,545	37,143	34,974
Occupancy	706	618	713	2,994	2,915
Data processing	892	888	1,006	3,482	3,600
Marketing	68	83	74	302	262
Professional fees	461	516	436	1,933	1,774
Loss on early extinguishment of subordinated debt	—	—	—	—	222
Other operating expenses	3,401	3,306	3,068	12,996	12,683
Total noninterest expense	15,440	15,774	13,913	62,630	60,865
Income before income tax expense	4,320	3,366	10,779	20,428	44,348
Income tax expense	782	585	1,881	3,750	8,639
Net income	$3,538	$2,781	$8,898	$16,678	$35,709

EARNINGS PER SHARE
Basic earnings per common share	$0.36	$0.28	$0.90	$1.69	$3.54
Diluted earnings per common share	0.36	0.28	0.88	1.69	3.50
Cash dividends declared per common share	0.10	0.10	0.095	0.395	0.365

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2023			September 30, 2023			December 31, 2022
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,214,916	$33,128	5.93%	$2,072,617	$28,892	5.53%	$2,033,117	$25,958	5.07%
Securities:
Taxable	427,746	2,970	2.75	442,556	3,055	2.74	466,881	2,978	2.53
Tax-exempt	28,807	253	3.50	25,493	216	3.35	16,958	108	2.52
Interest-bearing balances with banks	23,005	317	5.46	63,171	997	6.26	35,492	328	3.67
Total interest-earning assets	2,694,474	36,668	5.40	2,603,837	33,160	5.05	2,552,448	29,372	4.57
Cash and due from banks	27,214			27,734			33,363
Intangible assets	42,414			42,595			43,262
Other assets	83,447			92,108			71,972
Allowance for credit losses	(30,161)			(29,916)			(23,441)
Total assets	$2,817,388			$2,736,358			$2,677,604

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$668,277	$2,873	1.71%	$668,732	$2,462	1.46%	$822,871	$1,084	0.52%
Savings deposits	136,045	318	0.93	130,262	179	0.54	160,046	18	0.04
Brokered time deposits	275,552	3,590	5.17	159,244	1,990	4.96	326	4	4.80
Time deposits	744,444	7,803	4.16	749,610	7,102	3.76	499,025	1,946	1.55
Total interest-bearing deposits	1,824,318	14,584	3.17	1,707,848	11,733	2.73	1,482,268	3,052	0.82
Short-term borrowings	218,977	2,672	4.84	242,363	3,039	4.97	284,384	2,785	3.89
Long-term debt	76,429	921	4.78	76,376	919	4.77	106,218	1,016	3.79
Total interest-bearing liabilities	2,119,724	18,177	3.40	2,026,587	15,691	3.07	1,872,870	6,853	1.45
Noninterest-bearing deposits	454,893			462,525			590,020
Other liabilities	30,317			26,853			3,129
Stockholders’ equity	212,454			220,393			211,585
Total liability and stockholders’ equity	$2,817,388			$2,736,358			$2,677,604
Net interest income/net interest margin		$18,491	2.72%		$17,469	2.66%		$22,519	3.50%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the twelve months ended
	December 31, 2023			December 31, 2022
		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,123,234	$117,892	5.55%	$1,937,255	$93,373	4.82%
Securities:
Taxable	447,442	12,372	2.76	442,767	9,796	2.21
Tax-exempt	22,051	693	3.14	18,746	482	2.57
Interest-bearing balances with banks	38,561	2,244	5.82	45,542	918	2.02
Total interest-earning assets	2,631,288	133,201	5.06	2,444,310	104,569	4.28
Cash and due from banks	29,142			34,327
Intangible assets	42,695			43,588
Other assets	86,712			103,711
Allowance for credit losses	(30,242)			(22,093)
Total assets	$2,759,595			$2,603,843

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$688,786	$8,941	1.30%	$900,405	$2,411	0.27%
Brokered demand deposits	—	—	—	1,773	7	0.42
Savings deposits	134,817	534	0.40	173,460	79	0.05
Brokered time deposits	163,873	8,224	5.02	82	4	4.80
Time deposits	699,648	24,373	3.48	427,416	3,749	0.88
Total interest-bearing deposits	1,687,124	42,072	2.49	1,503,136	6,250	0.42
Short-term borrowings	260,730	12,845	4.93	134,192	4,093	3.05
Long-term debt	82,844	3,764	4.54	127,288	4,441	3.49
Total interest-bearing liabilities	2,030,698	58,681	2.89	1,764,616	14,784	0.84
Noninterest-bearing deposits	489,175			600,286
Other liabilities	21,220			10,425
Stockholders’ equity	218,502			228,516
Total liability and stockholders’ equity	$2,759,595			$2,603,843
Net interest income/net interest margin		$74,520	2.83%		$89,785	3.67%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2023			September 30, 2023			December 31, 2022
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,214,916	$33,128	5.93%	$2,072,617	$28,892	5.53%	$2,033,117	$25,958	5.07%
Adjustments:
Interest recoveries		1,105			118			—
Accretion		25			36			66
Adjusted loans	2,214,916	31,998	5.73	2,072,617	28,738	5.50	2,033,117	25,892	5.05
Securities:
Taxable	427,746	2,970	2.75	442,556	3,055	2.74	466,881	2,978	2.53
Tax-exempt	28,807	253	3.50	25,493	216	3.35	16,958	108	2.52
Interest-bearing balances with banks	23,005	317	5.46	63,171	997	6.26	35,492	328	3.67
Adjusted interest-earning assets	2,694,474	35,538	5.23	2,603,837	33,006	5.03	2,552,448	29,306	4.56

Total interest-bearing liabilities	2,119,724	18,177	3.40	2,026,587	15,691	3.07	1,872,870	6,853	1.45

Adjusted net interest income/adjusted net interest margin		$17,361	2.56%		$17,315	2.64%		$22,453	3.49%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2023	September 30, 2023	December 31, 2022
Tangible common equity
Total stockholders’ equity	$226,768	$208,717	$215,782
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,132	2,308	2,959
Trademark intangible	100	100	100
Tangible common equity	$184,448	$166,221	$172,635
Tangible assets
Total assets	$2,815,155	$2,789,533	$2,753,807
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,132	2,308	2,959
Trademark intangible	100	100	100
Tangible assets	$2,772,835	$2,747,037	$2,710,660

Common shares outstanding	9,748,067	9,779,688	9,901,847
Tangible equity to tangible assets	6.65%	6.05%	6.37%
Book value per common share	$23.26	$21.34	$21.79
Tangible book value per common share	18.92	17.00	17.43

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		For the three months ended
		December 31, 2023	September 30, 2023	December 31, 2022
Net interest income	(a)	$18,491	$17,469	$22,519
Provision for credit losses		486	(34)	1,268
Net interest income after provision for credit losses		18,005	17,503	21,251

Noninterest income	(b)	1,755	1,637	3,441
Loss on call or sale of investment securities, net		322	—	—
Loss on sale or disposition of fixed assets, net		39	367	67
Gain on sale of other real estate owned, net		—	(23)	(2)
Change in the fair value of equity securities		(24)	(22)	(12)
Income from insurance proceeds(1)		—	—	(1,384)
Change in the net asset value of other investments(2)		(43)	105	44
Core noninterest income	(d)	2,049	2,064	2,154

Core earnings before noninterest expense		20,054	19,567	23,405

Total noninterest expense	(c)	15,440	15,774	13,913
Severance(3)		—	(123)	(624)
Employee Retention Credit, net of consulting fees(4)		—	—	2,342
Loan purchase expense(5)		(66)	(29)	—
Core noninterest expense	(f)	15,374	15,622	15,631

Core earnings before income tax expense		4,680	3,945	7,774
Core income tax expense(6)		847	686	1,555
Core earnings		$3,833	$3,259	$6,219

Core basic earnings per common share		0.39	0.33	0.63

Diluted earnings per common share (GAAP)		$0.36	$0.28	$0.88
Loss on call or sale of investment securities, net		0.03	—	—
Loss on sale or disposition of fixed assets, net		—	0.03	0.01
Gain on sale of other real estate owned, net		—	—	—
Change in the fair value of equity securities		—	—	—
Income from insurance proceeds(1)		—	—	(0.14)
Change in the net asset value of other investments(2)		—	0.01	—
Severance(3)		—	0.01	0.05
Employee Retention Credit, net of consulting fees(4)		—	—	(0.18)
Loan purchase expense(5)		—	—	—
Core diluted earnings per common share		$0.39	$0.33	$0.62

Efficiency ratio	(c) / (a+b)	76.26%	82.56%	53.59%
Core efficiency ratio	(f) / (a+d)	74.85	79.98	63.35
Core return on average assets(7)		0.54	0.47	0.92
Core return on average equity(7)		7.16	5.87	11.66
Total average assets		$2,817,388	$2,736,358	$2,677,604
Total average stockholders’ equity		212,454	220,393	211,585

(1)	Income from insurance proceeds represents nontaxable income related to an insurance policy for a former chief financial officer of the Company and the Bank.
(2)	Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds and is included in other operating income in the accompanying consolidated statements of income.
(3)	Severance in the third quarter of 2023 is directly attributable to Investar’s exit from its consumer mortgage origination business, consisting of salaries and employee benefits. Severance in the fourth quarter of 2022 represents a comprehensive severance package for a former chief financial officer of the Company and the Bank.
(4)	ERC represents a broad-based refundable payroll tax credit that incentivized businesses to retain employees on the payroll during the COVID-19 pandemic and is reflected as a credit in salaries and employee benefits in the accompanying consolidated statements of income.
(5)	Adjustments to noninterest expense directly attributable to the purchase of loans, consisting of professional fees for legal and consulting services.
(6)	Core income tax expense for the quarters ended December 31, 2023 and September 30, 2023 is calculated using effective tax rates of 18.1% and 17.4%, respectively. Core income tax expense for the quarter ended December 31, 2022 is calculated using an effective tax rate of 20.0%, which is adjusted to account for the exclusion of the income from insurance proceeds, which is nontaxable income, from the calculation of core earnings.
(7)	Core earnings used in calculation. No adjustments were made to average assets or average equity.